Exhibit 5.1

January 26, 2016

Western Digital Corporation

3355 Michelson Drive, Suite 100

Irvine, California 92612

Re: Western Digital Corporation Registration Statement on Form S-4

Ladies and Gentlemen:

I am the Executive Vice President, Chief Legal Officer and Secretary of Western Digital Corporation, a Delaware corporation (“Western Digital”), and have acted as counsel for Western Digital in connection with the proposed issuance by Western Digital of shares of common stock, par value $0.01 per share, of Western Digital in connection with the merger “(the “Merger”) of Schrader Acquisition Corporation (“Merger Sub”) with and into SanDisk Corporation (“SanDisk”) with SanDisk continuing as the surviving corporation and a wholly owned subsidiary of Western Digital; the Merger being effected pursuant to the Agreement and Plan of Merger, dated as of October 21, 2015 (the “Merger Agreement”), by and among Western Digital, Merger Sub, and SanDisk.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Act”).

In connection with this opinion, I have examined originals or copies, certified or otherwise identified to my satisfaction, of (i) the registration statement on Form S-4 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “SEC”) on the date hereof under the Act; (ii) a specimen certificate representing the common stock; (iii) the certificate of incorporation of Western Digital, as amended to date and currently in effect; (iv) the bylaws of Western Digital, as amended to date and currently in effect; (v) the Merger Agreement; and (vi) certain resolutions of the Board of Directors of Western Digital relating to the approval of the Merger Agreement and the transaction contemplated thereby, including the issuance of the shares of common stock, and certain related matters. I have also examined originals or copies, certified or otherwise identified to my satisfaction, of such records of Western Digital and such agreements, certificates of public officials, certificates of officers or other representatives of Western Digital and others, and such other documents, certificates and records as I have deemed necessary or appropriate as a basis for the opinion set forth herein.

In my examination, I have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified, conformed or photostatic copies and the authenticity of the originals of such documents. In making my examination of executed documents, I have assumed that the parties thereto, other than Western Digital, its directors and officers, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts material to the opinion expressed herein which I have not independently established or verified, I have relied upon oral or written statements and representations of officers and other representatives of Western Digital and others.

I am admitted to practice law in the State of California and am not admitted to practice law in any other jurisdiction. My examination of matters of law in connection with the opinion expressed herein has been limited to, and accordingly my opinion herein is limited to, the General Corporation Law of the State of Delaware, including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing. I express no opinion with respect to any other law of the State of Delaware or of any other jurisdiction.

For purposes of this opinion, I have assumed that prior to the issuance of any shares of common stock in connection with the Merger: (i) the Registration Statement, as finally amended, will have become effective under the Securities Act; (ii) the Merger contemplated by the Merger Agreement will have been consummated in accordance with the Merger Agreement; and (iii) the certificates representing the shares of common stock will have been duly executed by an authorized officer of the transfer agent for the shares of commons stock and will have been registered by the registrar for the shares of common stock and will conform to the specimen thereof examined by me. Based upon and subject to the foregoing, I am of the opinion that the shares of common stock, when issued in accordance with the terms and conditions of the Merger Agreement, will be validly issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement. I also consent to the inclusion of my name under the caption “Legal Matters” in the Registration Statement. In giving this consent, I do not thereby admit that I am included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC.

Very truly yours,

/s/ Michael C. Ray
Michael C. Ray Executive Vice President, Chief Legal Officer and Secretary

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